UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.     Other Events

            On September 11, 2001 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS THIRD QUARTER 2001 RESULTS
AND SIGNIFICANT DEBT REDUCTION

METAIRIE, LA, September 11, 2001 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today its results for the third quarter of fiscal year 2001. The Company implemented the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in the first quarter of fiscal year 2001, which resulted in changes to its methods of accounting for some of its preneed sales activities. For a detailed description of the effects of the implementation of SAB 101, see Note 2 of the Company's Form 10-Q for the quarter ended April 30, 2001 and Form 8-K dated March 14, 2001.

For purposes of comparability, unless stated otherwise, all 2000 results are presented on a pro forma basis to reflect the 2001 change in accounting methods as if it had been implemented at the beginning of fiscal year 2000, and all results for fiscal year 2001 are presented exclusive of the loss on assets held for sale and other charges, the early extinguishment of debt and the cumulative effect of the accounting change relating to the adoption of SAB 101.

The Company announced that earnings for the third quarter and nine months ended July 31, 2001, were $11.2 million and $44.6 million, or $0.10 and $0.42 per share, respectively, compared to pro forma earnings of $14.4 million and $47.6 million, or $0.13 and $0.45 per share, respectively, for the third quarter and nine months of 2000. Including the nonrecurring, noncash charges associated with the previously announced loss on assets held for sale and other charges and the early extinguishment of debt, the Company reported a net loss of $199.3 million for the third quarter of fiscal year 2001. Including these nonrecurring, noncash charges and the cumulative effect of the change in accounting principles, the net loss for the nine months of 2001 was $415.9 million.

As the Company currently has its foreign operations and several small domestic operations held for sale, it has begun segregating the operating results of these businesses from the operations it will retain. The following discussion and the supplemental schedules included in this press release segregate the financial results into two categories in order to present the Company's ongoing operating results and to provide more useful information for investors. The Company's "operations to be retained" consist of those businesses it has owned and operated for all of this fiscal year and last and which are not for sale ("existing operations") and those businesses that have been acquired or opened during this fiscal year or last ("acquired/opened operations"). "Closed and held for sale operations" consist of those that have been sold or closed during this fiscal year or last and the businesses that are currently being sold or offered for sale.

Total funeral revenues for the third quarter and nine months were $102.6 million and $317.9 million, respectively, compared to pro forma funeral revenues of $100.7 million and $324.4 million, respectively, for 2000. Total funeral revenues from the Company's operations to be retained were $71.4 million compared to pro forma $68.1 million in the third quarter of 2000, and through nine months, funeral revenues from operations to be retained were $225.8 million compared to pro forma revenues of $221.3 million for the first nine months of 2000. This increase in funeral revenue is partially due to an increase in the average revenue per funeral call for the Company's existing funeral operations of 0.2 percent for the quarter and 0.7 percent for the nine months. The number of funeral calls performed at existing funeral operations increased 1.9 percent for the quarter and decreased 1.4 percent for the nine months. The cremation rate for the Company's existing operations was 38.7 percent for the quarter and 37.9 percent for the year.

Total cemetery revenues for the third quarter and nine months were $63.1 million and $195.4 million, respectively, compared to pro forma cemetery revenues of $72.2 million and $219.2 million,

-more-

respectively, for 2000. Total cemetery revenues from the Company's operations to be retained were $60.4 million compared to pro forma $68.0 million in the third quarter of 2000, and through nine months, cemetery revenues from operations to be retained were $188.5 million compared to pro forma revenues of $208.7 million for the first nine months of 2000.

Brian J. Marlowe, Chief Operating Officer, commented, "Thus far this year, we have achieved about 97% of the cemetery property sales we expected. While our current strategy of moderating preneed activity has impacted our cemetery revenues this year, it is producing cash flows well above what we expected. We are still adjusting the dials as we try to find the right balance between cash flow and preneed sales, but we are pleased with our progress."

For the third quarter and nine months ended July 31, 2001, the overall gross margins from the Company's operations to be retained were 21.9 percent and 25.2 percent, respectively, compared to pro forma 24.8 percent and 26.2 percent, respectively, for 2000.

For the third quarter and nine months ended July 31, 2001, the funeral margins from the Company's operations to be retained were 20.6 percent and 23.9 percent, respectively, compared to pro forma 25.5 percent and 28.8 percent, respectively, for 2000. The quarter and year-to-date margins for the current period include an increase in costs due to the Archdiocese properties, which were not open for a full period in the prior year, upward pressure on the Company's funeral costs, including labor costs, as well as an increase in overhead costs allocated to the funeral segment. The Company allocates common overhead between its segments based on revenue. Due to the moderation in preneed cemetery sales already discussed, the allocation has shifted a higher percentage of those costs to the funeral segment and a corresponding lower percentage to the cemetery segment.

For the third quarter and nine months ended July 31, 2001, the cemetery margins from the Company's operations to be retained were 23.5 percent and 26.8 percent, respectively, compared to pro forma 24.1 percent and 23.5 percent, respectively, for 2000. The quarter and year-to-date margins for the current period were impacted by a decline in costs due to the moderation in preneed property sales previously discussed, a reduction in cemetery overhead and sales support and a reduction in the common overhead allocation as mentioned in the funeral segment discussion above.

-more-

For the quarter, EBITDA (defined as earnings before gross interest expense, taxes, depreciation and amortization) was $54.4 million compared to pro forma $56.0 million for the third quarter last year. Interest expense, net, in the third quarter of 2001 includes gross interest expense of $15.8 million partially offset by investment income of $1.2 million compared to $16.0 million offset by $1.6 million of investment income in the third quarter of 2000. Depreciation and amortization was $21.0 million compared to $17.4 million for the third quarter of 2000.

Year to date, EBITDA was $175.6 million compared to pro forma $179.4 million for the comparable period of last year. Interest expense, net, includes gross interest expense of $45.2 million offset by investment income of $4.8 million compared to $46.1 million offset by $2.7 million of investment income in the first nine months of 2000. Depreciation and amortization was $60.1 million compared to $58.4 million for the prior year.

The Company announced that it generated $90 million in cash flow from operations and $78 million in free cash flow (defined as cash flow from operations less maintenance capital expenditures) during the nine months ended July 31, 2001.

William E. Rowe, President and Chief Executive Officer, stated, "Our debt refinancing, completed on June 29th, is a milestone for this Company and the largest financing transaction in our history. The refinancing has reduced the debt maturing over the next two years from $700 million to $120 million, after the retirement of the $75 million asset sale term loan. We have also achieved about half of the $200 to $250 million in proceeds we expect to generate from foreign asset sales, and we have already received about $18 million of the $20 million in proceeds we plan to generate from the sale of other assets, primarily excess cemetery property and funeral home real estate. As of September 5, 2001, we had reduced our total debt by $215 million this fiscal year to $736 million, and we had cash on hand of approximately $45 million. We are very pleased to report such substantial progress in our initiatives."

In conjunction with the refinancing, the Company incurred a previously announced after-tax charge of $5.5 million ($0.05 per share) in the quarter ending July 31, 2001, relating to the early extinguishment of debt.

-more-

As previously announced, the Company has decided to pursue the sale of its foreign operations, and subsequent to the end of the third fiscal quarter has sold its Mexican, Australian and New Zealand operations. Its financial advisors have received one or more indications of interest and/or formal proposals for the purchase of each of the Company's remaining foreign operations based on financial and other information submitted to prospective buyers. The Company is now in various stages of negotiations with prospective buyers and expects to complete the sale of all of its foreign operations at acceptable prices before the end of 2002.

Consistent with its previously announced estimates, in the third quarter, the Company wrote down the aggregate value of its foreign assets to their estimated fair value and recorded an aggregate pre-tax noncash charge to earnings of $239.6 million ($187.3 million, or $1.74 per share, after tax). Because the Company had already reduced equity for the cumulative foreign translation adjustment incurred in each period that it has owned these businesses, the total charge to shareholders' equity was $88.9 million, all of which was recorded in the third quarter.

In addition to the sale of its foreign operations, the Company has identified certain domestic assets that it expects to sell. Additionally, it has reviewed noncompetition agreements that it entered into with sellers, key employees and others in connection with previous acquisitions and has relieved certain of these individuals from the obligation not to compete. The Company will continue to make the payments in accordance with the contract terms. As a result of the foregoing and consistent with its previously announced estimates, the Company has incurred an aggregate pre-tax noncash charge to earnings of $29.6 million ($17.8 million, or $0.17 per share, after tax) in the quarter ending July 31, 2001.

Mr. Rowe concluded, "These noncash charges are in line with our previously announced estimates. Although this industry has been through many changes, this Company has remained financially strong and worked hard to deliver results consistent with what we have promised. Today, we have reported substantial progress in our initiatives, including the successful completion of our debt refinancing, significant debt reduction through asset sales and improved cash flow from operations. Our goal is to continue the progress with these initiatives and to return debt levels over the next two

-more-

to three years to approximately $500 million and to achieve a debt ratio of about 2.5 times domestic EBITDA. We look forward to what the future holds for Stewart Enterprises as we believe the initiatives we have in place continue to make this strong company even stronger."

Forward-looking statements are based on assumptions about future events and are therefore inherently uncertain; actual results may differ materially from those projected. See cautionary statements below.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 545 funeral homes and 159 cemeteries in North America, South America, and Europe.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 952-4707. From outside the continental United States, call (703) 871-3077. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises' website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company's website until September 18, 2001. Additional investor information is available at http://www.stewartenterprises.com.

Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially due to several important factors, including the following: the economy, death rate, competition and consumer preferences in the Company's domestic and foreign markets; the Company's ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company's success with its internal growth strategies, operating initiatives and cash flow initiatives; the effects, timing and pricing of possible asset sales; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Item 5 of the Company's Form 10-Q for the quarter ended April 30, 2001. The Company assumes no obligation to update information contained herein.

###

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2001	2000	2000
Revenues:		(Pro forma) (1)	(As reported)
Funeral	$102,641	$100,704	$108,448
Cemetery	63,108	72,208	73,375

Total revenues	165,749	172,912	181,823

Costs and expenses:
Funeral	81,703	77,631	81,024
Cemetery	50,099	55,168	54,864

Total costs and expenses	131,802	132,799	135,888

Gross profit	33,947	40,113	45,935
Corporate general and administrative expenses	4,316	4,796	4,796
Loss on assets held for sale and other charges	269,158	-	-

Operating earnings (loss)	(239,527)	35,317	41,139
Interest expense, net	(14,602)	(14,410)	(14,410)
Other income, net	2,633	1,738	1,738

Earnings (loss) before income taxes and extraordinary item	(251,496)	22,645	28,467
Income tax expense (benefit)	(57,623)	8,266	10,390

Earnings (loss) before extraordinary item	(193,873)	14,379	18,077
Extraordinary item - early extinguishment of debt, net of
a $3,648 income tax benefit	(5,472)	-	-

Net earnings (loss)	$(199,345)	$14,379	$18,077

Basic earnings per common share:
Earnings (loss) before extraordinary item	$(1.80)	$0.13	$0.17
Extraordinary item - early extinguishment of debt	(0.05)	-	-

Net earnings (loss)	$(1.85)	$0.13	$0.17

Diluted earnings per common share:
Earnings (loss) before extraordinary item	$(1.80)	$0.13	$0.17
Extraordinary item - early extinguishment of debt	(0.05)	-	-

Net earnings (loss)	$(1.85)	$0.13	$0.17

Weighted average common shares outstanding (in thousands):
Basic	107,538	106,737	106,737

Diluted	107,538	106,737	106,737

Dividends per common share	$-	$0.02	$0.02

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2001	2000	2000
Revenues:		(Pro forma) (1)	(As reported)
Funeral	$317,948	$324,413	$346,835
Cemetery	195,430	219,194	216,809

Total revenues	513,378	543,607	563,644

Costs and expenses:
Funeral	246,675	243,616	253,873
Cemetery	148,456	169,248	165,344

Total costs and expenses	395,131	412,864	419,217

Gross profit	118,247	130,743	144,427
Corporate general and administrative expenses	13,382	14,939	14,939
Loss on assets held for sale and other charges	269,158	-	-

Operating earnings (loss)	(164,293)	115,804	129,488
Interest expense, net	(40,385)	(43,440)	(43,440)
Other income, net	5,817	2,534	2,534

Earnings (loss) before income taxes, extraordinary item and
cumulative effect of change in accounting principles
	(198,861)	74,898	88,582
Income tax expense (benefit)	(38,410)	27,339	32,332

Earnings (loss) before extraordinary item and cumulative effect
of change in accounting principles	(160,451)	47,559	56,250
Extraordinary item - early extinguishment of debt, net of
a $3,648 income tax benefit	(5,472)	-	-
Cumulative effect of change in accounting principles,
net of a $166,669 income tax benefit	(250,004)	-	-

Net earnings (loss)	$(415,927)	$47,559	$56,250

Basic earnings per common share:
Earnings (loss) before extraordinary item and cumulative effect
of change in accounting principles	$(1.50)	$0.45	$0.53
Extraordinary item - early extinguishment of debt	(0.05)	-	-
Cumulative effect of change in accounting principles	(2.33)	-	-

Net earnings (loss)	$(3.88)	$0.45	$0.53

Diluted earnings per common share:
Earnings (loss) before extraordinary item and cumulative effect
of change in accounting principles	$(1.50)	$0.45	$0.53
Extraordinary item - early extinguishment of debt	(0.05)	-	-
Cumulative effect of change in accounting principles	(2.33)	-	-

Net earnings (loss)	$(3.88)	$0.45	$0.53

Weighted average common shares outstanding (in thousands):
Basic	107,268	106,522	106,522

Diluted	107,268	106,540	106,540

Dividends per common share	$-	$0.06	$0.06

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2001	2000
Revenues:		(Pro forma) (1)
Funeral
Operations to be retained	$71,431	$68,103
Closed and held for sale operations	31,210	32,601

Total funeral	102,641	100,704

Cemetery
Operations to be retained	60,399	68,024
Closed and held for sale operations	2,709	4,184

Total cemetery	63,108	72,208

Total revenues	165,749	172,912

Costs and expenses:
Funeral
Operations to be retained	56,698	50,729
Closed and held for sale operations	25,005	26,902

Total funeral	81,703	77,631

Cemetery
Operations to be retained	46,213	51,661
Closed and held for sale operations	3,886	3,507

Total cemetery	50,099	55,168

Total costs and expenses	131,802	132,799

Gross profit:
Funeral
Operations to be retained	14,733	17,374
Closed and held for sale operations	6,205	5,699

Total funeral	20,938	23,073

Cemetery
Operations to be retained	14,186	16,363
Closed and held for sale operations	(1,177)	677

Total cemetery	13,009	17,040

Total gross profit	$33,947	$40,113

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2001	2000
Revenues:		(Pro forma) (1)
Funeral
Operations to be retained	$225,771	$221,299
Closed and held for sale operations	92,177	103,114

Total funeral	317,948	324,413

Cemetery
Operations to be retained	188,472	208,746
Closed and held for sale operations	6,958	10,448

Total cemetery	195,430	219,194

Total revenues	513,378	543,607

Costs and expenses:
Funeral
Operations to be retained	171,754	157,609
Closed and held for sale operations	74,921	86,007

Total funeral	246,675	243,616

Cemetery
Operations to be retained	137,898	159,719
Closed and held for sale operations	10,558	9,529

Total cemetery	148,456	169,248

Total costs and expenses	395,131	412,864

Gross profit:
Funeral
Operations to be retained	54,017	63,690
Closed and held for sale operations	17,256	17,107

Total funeral	71,273	80,797

Cemetery
Operations to be retained	50,574	49,027
Closed and held for sale operations	(3,600)	919

Total cemetery	46,974	49,946

Total gross profit	$118,247	$130,743

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

September 11, 2001	/s/ MICHAEL G. HYMEL
Michael G. Hymel Vice President - Corporate Controller and Chief Accounting Officer